(Exhibit 3.1.13)
                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              MEDIX RESOURCES, INC.

       Pursuant to the provisions of the Colorado Business Corporation Act, as amended (the "Act"), Medix Resources, Inc., a corporation organized under the laws of the State of Colorado, by its Chief Executive Officer, does hereby certify as follows:

       1.  The name of the Corporation is Medix Resources, Inc.

       2. The Board of Directors of said Corporation at a meeting duly called and held has authorized and passed resolutions declaring that the amendment to the Articles of Incorporation contained herein is advisable and directed the officers of the Corporation to present such amendment to the shareholders of the Corporation at the Annual Meeting of shareholders.

       3. Upon notice given to each shareholder of record entitled to vote on such amendment to the Articles of Incorporation in accordance with the requirements of the Act, the Annual Meeting of the shareholders of the Corporation was held on June 11, 1999, at which meeting shareholders representing a quorum of the voting power were present in person or represented by proxy, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by the voting group.

      4 .      The amendment approved was as follows:

       Section 1 of Article IV of the Corporation's Articles of Incorporation is amended in its entirety to read as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

       Section 1. Classes and Shares Authorized. The total number of shares of Common Stock that the Corporation shall have authority to issue is Fifty Million (100,000,000) shares of Common Stock, $0.001 par value per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, $1.00 par value per share.

       IN WITNESS WHEREOF, Medix Resources, Inc. has caused these Articles of Amendment to Articles of Incorporation to be signed by its Chief Executive Officer and Secretary, effective as of the date of filing of these Articles of Amendment to Articles of Incorporation with the Secretary of State of the State of Colorado.

                                    MEDIX RESOURCES, INC.


By: _/s/ John P. Yeros
                                            John P. Yeros
                                        Its Chief Executive Officer and
                                             Secretary